EXHIBIT 3.1(f)

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 12/30/1996
                                                             960387479 - 2063399


                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                              DERMARx CORPORATION.
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         Adopted in accordance with the provisions of Section 242 of the
                General Corporation Law of the State of Delaware
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         I, Maryanne Carroll, President of DERMARx CORPORATION, a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

         FIRST, that the Certificate of Incorporation of said corporation has been amended as follows:

1. By striking out the whole of ARTICLE FOURTH, subparagraph (a) as it now exists and inserting in lieu and instead thereof a new ARTICLE FOURTH, subparagraph (a) reading as follows:

                               "The maximum number of shares that the
              corporation shall have authority to issue is Twelve Million Eight Hundred (12,000,800) of which twelve millions (12,000,000) shares shall be common stock having a par value of $0.05 per share ("common stock") and eight hundred (800) shall be series preferred stock having a par value of $.10 per share (series preferred stock)."

         SECOND, that such amendment has been duly adopted in accordance with the provisions of the General Corporation law of the State of Delaware by a vote in favor of the amendment by the holders of not less than a majority of the outstanding stock entitled to vote thereon, such vote held at the regular annual meeting of shareholders held on November 18, 1996, notice of the meeting having been duly provided, all in accordance with the provision of Section 211 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, I have signed this certificate this 12th day of December, 1996.



                                            /s/ Maryanne Carroll
                                            ------------------------------
                                            Maryanne Carroll, President